As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-202397

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nationstar Mortgage Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6162	45-2156869
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8950 Cypress Waters Blvd.

Coppell, TX 75019

(469) 549-2000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Anthony W. Villani

Executive Vice President & General Counsel

8950 Cypress Waters Blvd.

Coppell, TX 75019

(469) 549-2000

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-202397, originally filed by Nationstar Mortgage Holdings Inc. (“Nationstar”) with the Securities and Exchange Commission (the “SEC”) on March 2, 2015, as amended by Pre-Effective Amendment No. 1 filed on December 30, 2015 (the “Registration Statement”).

This Post-Effective Amendment is being filed in connection with the closing on July 31, 2018 of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 12, 2018 (the “Merger Agreement”), by and among WMIH Corp., a Delaware corporation (“WMIH”), Wand Merger Corporation, a Delaware corporation and wholly owned subsidiary of WMIH (“Merger Sub”), and Nationstar, pursuant to which Merger Sub has merged with and into Nationstar, with Nationstar continuing as the surviving corporation.

As a result of the closing of the transactions contemplated by the Merger Agreement, Nationstar has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by Nationstar in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Nationstar hereby removes and withdraws from registration all securities of Nationstar registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this July 31, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

Nationstar Mortgage Holdings Inc.

By:		/S/ AMAR PATEL
	Name:	Amar Patel
	Title:	Chief Financial Officer